Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-190122) pertaining to the Brown-Forman 2013 Omnibus Compensation Plan and the Brown-Forman 2022 Omnibus Compensation Plan of our reports dated June 17, 2022, with respect to the consolidated financial statements and financial statement schedule of Brown-Forman Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of Brown-Forman Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended April 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
January 17, 2023